UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c)

and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

InterXion Holding N.V.

(Name of Issuer)

Ordinary Shares, nominal value of €0.10 per share

(Title of Class of Securities)

47279109

(CUSIP Number)

February 14, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 47279109

1.	Names of Reporting Persons Chianna Investment N.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Curaçao

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 10,143,599

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 10,143,599

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,143,599

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.6%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 47279109

1.	Names of Reporting Persons Lamont Finance N.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Curaçao

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 20,641,613

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 20,641,613

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,613

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 31.8%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Communications Fund II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 16,279

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 16,279

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,279

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Communications Fund (Cayman), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 10,143,599

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 10,143,599

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,143,599

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Communications Fund II (Cayman), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 20,641,613

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 20,641,613

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,613

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 31.8%

12.	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Capital Partners (Anguilla), LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Anguilla

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 10,143,599

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 10,143,599

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,143,599

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.6%

12.	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Capital Partners II (Anguilla), LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Anguilla

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 20,641,613

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 20,641,613

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,613

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 31.8%

12.	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 47279109

1.	Names of Reporting Persons Baker Capital Partners II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 16,279

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 16,279

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,279

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 47279109

1.	Names of Reporting Persons John C. Baker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 30,801,491

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 30,801,491

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,801,491

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 47.5%

12.	Type of Reporting Person (See Instructions) IN; HC

CUSIP No. 47279109

1.	Names of Reporting Persons Robert M. Manning

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 30,801,491

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 30,801,491

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,801,491

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 47.5%

12.	Type of Reporting Person (See Instructions) IN; HC

CUSIP No. 47279109

1.	Names of Reporting Persons Henry G. Baker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 30,801,491

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 30,801,491

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,801,491

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 47.5%

12.	Type of Reporting Person (See Instructions) IN; HC

Item 1.
(a)	Name of Issuer: InterXion Holding N.V.
(b)	Address of Issuer’s Principal Executive Offices: Tupolevlaan 24, 1119 NX Schiphol-Rijk, The Netherlands

Item 2.
(a)

Name of Persons Filing:
Chianna Investment N.V.  (“Chianna”)

Lamont Finance N.V. (“Lamont”)

Baker Communications Fund II, L.P. (“Baker II”)

Baker Communications Fund (Cayman), L.P. (“Baker Cayman”)

Baker Communications Fund II (Cayman), L.P. (“Baker II Cayman”)

Baker Capital Partners (Anguilla), LLC (“Baker Capital Anguilla”)

Baker Capital Partners II (Anguilla), LLC (“Baker Capital II Anguilla”)

Baker Capital Partners II, LLC (“Baker Capital II”)

John C. Baker (“Mr. J. Baker”)

Robert M. Manning (“Mr. Manning”)

Henry G. Baker (“Mr. H. Baker”)

(b)

Address of Principal Business Office or, if none, Residence:
For each of Mr. J. Baker, Mr. Manning, Mr. H. Baker, Baker Capital II, and Baker II:

575 Madison Avenue

New York, NY 10022

For each of Baker Capital Anguilla and Baker Capital II Anguilla:

c/o First Anguilla Trust Company Limited

Mitchell House, PO Box 174

The Valley, Anguilla  BWI

Anguilla

For each of Baker Cayman and Baker II Cayman:

c/o Maples and Calder

Ugland House, South Church Street

Grand Cayman, Cayman Islands

For each of Chianna and Lamont:

c/o Intertrust (Curaçao) B.V.

Berg Arrarat 1

Curaçao

(c)

Citizenship:
For each of Mr. J. Baker, Mr. Manning and Mr. H. Baker – United States

For each of Baker Capital II and Baker II – Delaware

For each of Baker Capital Anguilla and Baker Capital II Anguilla - Anguilla

For each of Baker Cayman and Baker II Cayman – Cayman Islands

For each of Chianna and Lamont – Curaçao

(d)	Title of Class of Securities: Ordinary shares, nominal value €0.10 per share
(e)	CUSIP Number: 47279109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).
	(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.
(a)

Amount beneficially owned:

Chianna is the record holder of 10,143,599 shares of the ordinary stock, nominal value €0.10 per share (the “Ordinary Shares”) of InterXion Holding N.V. (“InterXion”), representing 15.6% of the Ordinary Shares.

Lamont is the record holder of 20,641,613 Ordinary Shares, representing 31.8% of the Ordinary Shares.

Baker II is the record holder of 16,279 Ordinary Shares, representing 0.0% of the Ordinary Shares.

Baker Cayman, as the sole shareholder and managing director of Chianna, may be deemed to indirectly beneficially own 10,143,599 Ordinary Shares held by Chianna, representing 15.6% of the Ordinary Shares.

Baker II Cayman, as the sole shareholder and managing director of Lamont, may be deemed to indirectly beneficially own 20,641,613 Ordinary Shares held by Lamont, representing 31.8% of the Ordinary Shares.

Baker Capital Anguilla, as the general partner of Baker Cayman, may be deemed to indirectly beneficially own 10,143,599 Ordinary Shares beneficially owned by Baker Cayman, representing 15.6% of the Ordinary Shares.

Baker Capital II Anguilla, as the general partner of Baker II Cayman, may be deemed to indirectly beneficially own 20,641,613 Ordinary Shares beneficially owned by Baker II Cayman, representing 31.8% of the Ordinary Shares.

Baker Capital II, as the general partner of Baker II, may be deemed to indirectly beneficially own 16,279 Ordinary Shares beneficially owned by Baker II, representing 0.0% of the Ordinary Shares.

Mr. J. Baker, Mr. Manning and Mr. H. Baker, as managers of Baker Capital Anguilla, Baker Capital II Anguilla and Baker Capital II, may be deemed to indirectly beneficially own 10,143,599 Ordinary Shares beneficially owned by Baker Cayman, 20,641,613 Ordinary Shares beneficially owned by Baker Cayman II and 16,279 Ordinary Shares beneficially owned by Baker Capital II, representing an aggregate of 47.5% of the Ordinary Shares.

	(b)	Percent of class: See Item 4(a) (based on 64,900,000 Ordinary Shares outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See Item 4(a)
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See Item 4(a)

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
See Item 4(a).

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012

CHIANNA INVESTMENT N.V.

By its managing director,
BAKER COMMUNICATIONS FUND (CAYMAN), L.P.

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Director

LAMONT FINANCE N.V.

By its managing director,
BAKER COMMUNICATIONS FUND II (CAYMAN), L.P.

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Director

BAKER COMMUNICATIONS FUND II, L.P.

By: Baker Capital Partners II, LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER COMMUNICATIONS FUND (CAYMAN), L.P.

By: Baker Capital Partners (Anguilla), LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER COMMUNICATIONS FUND II (CAYMAN), L.P.

By: Baker Capital Partners II (Anguilla), LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS (ANGUILLA), LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS II (ANGUILLA), LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS II, LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

John C. Baker

By:	/s/ John C. Baker

Robert M. Manning

By:	/s/ Robert M. Manning

Henry G. Baker

By:	Henry G. Baker

EXHIBIT A

SCHEDULE 13G JOINT FILING AGREEMENT

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

(i)  The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii)  The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

CHIANNA INVESTMENT N.V.

By its managing director,
BAKER COMMUNICATIONS FUND (CAYMAN), L.P.

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Director

LAMONT FINANCE N.V.

By its managing director,
BAKER COMMUNICATIONS FUND II (CAYMAN), L.P.

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Director

BAKER COMMUNICATIONS FUND II, L.P.

By: Baker Capital Partners II, LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER COMMUNICATIONS FUND (CAYMAN), L.P.

By: Baker Capital Partners (Anguilla), LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER COMMUNICATIONS FUND II (CAYMAN), L.P.

By: Baker Capital Partners II (Anguilla), LLC, its general partner

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS (ANGUILLA), LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS II (ANGUILLA), LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

BAKER CAPITAL PARTNERS II, LLC

By:	/s/ John C. Baker
Name:	John C. Baker
Title:	Manager

John C. Baker

By:	/s/ John C. Baker

Robert M. Manning

By:	/s/ Robert M. Manning

Henry G. Baker

By:	Henry G. Baker